Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations
952-806-1707
Andy Larew — Director, Finance-Investor Relations
952-806-1425

For Immediate Release

REGIS ANNOUNCES AGREEMENT TO SELL OWNERSHIP IN PROVALLIANCE FOR EUR 80 MILLION IN CASH

— Remains Focused on Improving Core North American Salon Operations and is Continuing to Evaluate Non-Core Assets —

MINNEAPOLIS, April 13, 2012 — Regis Corporation (NYSE: RGS), the global leader in the $160 billion hair care industry, today announced that it has entered into an agreement with members of the Provost family to sell Regis’ minority ownership interest in Provalliance, the largest hair salon company in Europe. Under the terms of the agreement, Regis will receive EUR 80 million in cash.  The transaction is expected to close prior to September 30, 2012 and is subject to the Provost family securing financing for the purchase price.

“As part of our ongoing evaluation of non-core assets, we are pleased to have reached this agreement to divest our minority ownership interest in Provalliance. We remain focused on enhancing shareholder value through improving the customer experience in our core North American salon operations through simplifying our operating model and supporting our distinct consumer segments with differentiated marketing strategies and product offerings. We wish the management team and the Provost family the best as they embark on a new chapter in their company’s history,” said Eric Bakken, EVP, Interim Corporate Chief Operating Officer.

In connection with the agreement, Regis concluded that an after-tax, non-cash net impairment charge, ranging between $15 million and $18 million, related to its investment in Provalliance will be recorded in the Company’s third fiscal quarter of 2012.  Prior to the impairment charge, the Company’s net investment in Provalliance was approximately EUR 92 million.